Exhibit 99.1

Company Contact:	Investor Relations Contact:
China Shengda Packaging Group Inc.	CCG Investor Relations
Cindy Hu, Board Secretary	Mark Collinson
Tel: +86-571 8283 8770	Tel: +1-310-954-1343
E-mail: cindy.hu@cnpti.com	Email: mark.collinson@ccgir.com
Website: http://www.cnpti.com	Website: http://www.ccgasiair.com

FOR IMMEDIATE RELEASE

China Shengda Packaging Group Chairman Withdraws Preliminary Offer to Take Company Private

HANGZHOU, CHINA, November 13, 2012 – China Shengda Packaging Group Inc. (NASDAQ: CPGI), (“China Shengda Packaging” or the “Company”) a leading Chinese paper packaging manufacturer, today announced, that the special committee of its board of directors (the "Board") has received a letter (the “Letter”) from its Chairman, Mr. Nengbin Fang (“Mr. Fang”), withdrawing the preliminary non-binding proposal that he submitted to the Board on October 15, 2012 to acquire all of the shares of common stock of the Company that are not currently owned by him and his family in a going-private transaction, although he intends to continue to pursue a possible going-private transaction with respect to the Company. Mr. Fang stated in an amendment to his Schedule 13D filing with the Securities and Exchange Commission that he is in preliminary discussions with a limited number of shareholders of the Company and potential debt financing sources, including VStone Investment Management Limited, in each case regarding their potential participation in a going private transaction, and that he may approach one or more other shareholders of the Company for such purpose. There can be no assurance, however, that Mr. Fang will make another proposal to take the Company private in the future or that if he does make another proposal to take the Company private that it will be consummated.

A copy of the Letter is attached as Exhibit A.

About China Shengda Packaging Group Inc.

China Shengda Packaging Group Inc. is a leading paper packaging company in China. It is principally engaged in the design, manufacturing and sale of flexo-printed and color-printed corrugated paper cartons in a variety of sizes and strengths. It also manufactures corrugated paperboards, which are used for the production of its flexo-printed and color-printed cartons. The company provides paper packaging solutions to a wide variety of industries, including food, beverage, cigarette, household appliance, consumer electronics, pharmaceuticals, chemicals, machinery and other consumer and industrial sectors in China. For more information, visit http://www.cnpti.com.

Safe Harbor Statement

 This press release may contain forward-looking statements. Any statements set forth above that are not historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such factors include, but are not limited to, the Company's ability to secure debt financing, the ability to complete the proposed transaction, the ability to obtain approvals required to consummate the transaction, the ability to develop and market new products, the ability to access capital for expansion and continued investment in R&D, the ability to acquire other companies, changes from anticipated levels of sales, changes in national or regional economic and competitive conditions, changes in relationships with customers, changes in profit margins of principal product and other factors discussed from time to time in the Company's filings with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

Exhibit A

November 13, 2012

The Special Committee of the Board of Directors
of China Shengda Packaging Group Inc.
No. 2 Beitang Road
Xiaoshan Economic and Technological Development Zone
Hangzhou, Zhejiang Province 311215
People’s Republic of China

Dear Sirs:

Reference is made to the preliminary non-binding proposal (the "Proposal") that I, Nengbin Fang, submitted to the board of directors of China Shengda Packaging Group Inc. (the "Company") on October 15, 2012 stating my intention to acquire all of the shares of common stock of the Company that are not currently owned by me or my family in a going-private transaction for cash consideration of US$1.40 per share.

Although I intend to continue to pursue a possible going-private transaction with respect to the Company, I have decided to withdraw the Proposal. I will promptly file an amendment to Schedule 13D with respect to this withdrawal.

I would like to personally express my sincerity to thank the members of the special committee for your hard work in evaluating the Proposal.

Should you have any questions regarding these matters, please do not hesitate to contact me.

Sincerely,

/s/ Nengbin Fang
Nengbin Fang